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                                                                  EXHIBIT 2.2(a)

                             JJ Acquisition Corp.
                            Norton McNaughton, Inc.
                              463 Seventh Avenue
                           New York, New York 10018


                                 May 27, 1998



Jeri-Jo Knitwear Inc.
Jamie Scott, Inc.
Stockholders of Jamie Scott, Inc.
c/o Currants
1407 Broadway
Suite 2909
New York, New York 10018

          Re: Agreement of Purchase and Sale dated as of April 15, 1998 (the "Agreement") by and among JJ Acquisition Corp., Norton McNaughton, Inc., Jeri-Jo Knitwear Inc., Jamie Scott, Inc. and the Stockholders of Jamie Scott, Inc.
          -----------------

Ladies and Gentlemen:

          Reference is made to the Agreement; capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Agreement. For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby amend the Agreement as set forth herein.

          1. Section 2.02(C) of the Agreement is hereby amended to add the following clauses before the definition of "Acceleration Event" in the first sentence of Section 2.02(C) of the Agreement:

          "(vi)   for any reason not initiated or consented to by Susan
Schneider, Leslie Schneider and Scott Schneider, for so long as any of them is employed by the Purchaser, or for any reason other than a force majeure event (which event causes the Purchaser not to utilize the warehouse and distribution facility which is the subject of the Warehouse Lease), the Purchaser shall utilize a warehouse or distribution facility other than the facility which is the subject of the Warehouse Lease,

          (vii) there shall occur (a) (i) a final and non appealable judgment or arbitration determination against the Purchaser, Miss Erika, Inc. ("Miss Erika"), Norton McNaughton of Squire, Inc. ("Squire") or Norton in an amount of more than $5 million, inclusive of interest and costs, or (ii) a payment by Norton of such a judgment or arbitration determination, or (b) a settlement agreed to by Norton in an amount of more than $75 million, in any case, which judgment, arbitration determination or settlement shall arise out of the warehousing, distribution and/or cutting activities of Norton, Miss Erika, Squire, or the Purchaser, or

          (viii) other than as a result of events or circumstances affecting the financial markets or the apparel industry generally, the Market Value for the Norton Common Stock shall decline by over 50% (determined without reference to the 20-business day averaging set forth in the definition of "Market Value" herein, but rather with Market Value determined over a five consecutive business day period commencing on and including the date of a public announcement by Norton concerning events affecting Norton other than matters concerning (a) the financial performance of Norton or any of its subsidiaries relating to the day to day business operations of Norton or any of its subsidiaries, (b) acquisitions or dispositions of businesses, or (c) public offerings or other sales of equity or debt securities of Norton."

          2. Section 7.12(a) of the Agreement is hereby amended by adding the following clause at the end of Section 7.12(a) of the Agreement:
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          "(vii)  Norton agrees, in good faith, to recommend the Jeri-Jo
Recommendation (as defined below) for approval by the Stock Option Committee of the Board of Directors of Norton, and agrees to use its best efforts to have such Committee approve the Jeri-Jo Recommendation. For purposes hereof, the "Jeri-Jo Recommendation" shall mean the written recommendation given, if at all, at the end of each fiscal year of Norton by Susan Schneider, Leslie Schneider and Scott Schneider, for so long as any of them is employed by the Purchaser, as to (i) the employees of the Purchaser to whom they recommend the granting of options to purchase shares of Norton Common Stock under stock option and other similar plans adopted by Norton and (ii) the number of shares of Norton Common Stock to be subject to options granted to each such employee; provided that, Norton agrees to so recommend an aggregate number of options for grant to employees of the Purchaser pursuant to the Jeri-Jo Recommendation which is not less than a number which is approximately equal to the aggregate number of options to be submitted for the approval of the Stock Option Committee of the Board of Directors of Norton at the end of a fiscal year multiplied by the approximate percentage of operating income contributed by the Purchaser to the consolidated operating income of Norton for such fiscal year."

          3. Section 7.12(a)(ii) of the Agreement is hereby amended by adding the following phrase to the phrase "including the opening or closing of or access to showrooms and warehouse facilities":

          "and the selection of which warehouse or distribution facility to be utilized by the Purchaser"

          4. Section 9.13 of the Agreement is hereby amended by adding the following phrase at the end thereof:

          "; provided that the Warehouse Lease will provide for a five year term commencing on the Closing Date, notwithstanding the terms of Exhibit K hereto."

          5. Section 9.07 of the Agreement is hereby amended to add the following phrase at the end thereof:

          "; provided that, notwithstanding the definition of Earn Out Letter of Credit set forth in Section 14.01 hereof and notwithstanding Exhibit G of the Agreement, the face amount of the Earn Out Letter of Credit shall be $30 million, of which $30 million shall be drawable in payment of the Seventh Amount (as defined in the Earn Out Certificate attached to the Earn Out Letter of Credit in the Form of Exhibit F hereto) and of which $15 million shall be drawable in payment of the First Amount, Second Amount, Third Amount, Fourth Amount, Fifth Amount or Sixth Amount (as defined in the Earn Out Certificate).

          6. Section 7.07(a) of the Agreement is hereby amended by adding the following sentences after the first sentence of Section 7.07(a):

          "Those benefits shall include but not be limited to eligibility of each Transferred Employee to participate in, to the extent permitted by applicable law and such plan, the Norton McNaughton, Inc. Employee Stock Purchase Plan. In addition, to the extent permitted by applicable law and the terms of the applicable plan, at the request of Susan Schneider made during the Earn Out Period, the Purchaser shall have the right to adopt and participate in Norton's 401(k) plan and medical plan."

          7. The definition of "EBITDA" set forth in Section 14.01 of the Agreement shall be amended to add the following sentence at the end of such definition:

          "Notwithstanding anything to the contrary contained in this definition, EBITDA shall not include any expenses or costs incurred by the Purchaser in connection with the events which are the subject of clause (vii) of
Section 2.02(C) hereof."

          8. Exhibit F to the Agreement is hereby amended in its entirety to read as set forth in Exhibit F attached hereto.

          9.   Notwithstanding the terms of the Employment Agreements attached as exhibits to the Agreement, the Employment Agreements to be executed and delivered at the Closing shall provide that Susan Schneider and Leslie Schneider will be the Co-Chief Executive Officers and Presidents of the Purchaser and that Scott Schneider shall be the Executive Vice President of the Purchaser.
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          10.  Except as amended hereby, the Agreement is ratified and confirmed in all respects by the parties hereto. Nothing herein shall confer or be deemed to confer any right, remedy, benefit or entitlement on any third-party. This amendment shall be construed pursuant to and in accordance with the laws of the State of New York, without regard to conflict of laws principles, and may be executed in counterparts, including by telecopy, each of which shall be deemed an original, all of which taken together shall constitute one and the same amendment.

                            *          *          *

                               Very truly yours,

                              JJ ACQUISITION CORP.
                              NORTON MCNAUGHTON, INC.

                              By:______________________________
                                 Name:  Peter Boneparth

Agreed as of the date
above written:

JERI-JO KNITWEAR INC.

By:____________________________
   Name: Leonard Schneider

JAMIE SCOTT, INC.

By:____________________________
   Name:  Susan Schneider

_______________________________
   Susan Schneider

_______________________________
   Leslie Schneider

_______________________________
   Scott Schneider